Exhibit 10.15

[Grant Date]

TO:	[Participant Name]

FROM:	Ralph A. Hill

SUBJECT:	Nonqualified Stock Option Award

You have been selected to receive a stock option grant certain terms of which are set forth in the attached Nonqualified Stock Option Agreement. Your stock option award is subject to three-year graded vesting. You may view the vesting schedule for this award on-line.

This stock option award is granted to you in recognition of your role as a key employee whose responsibilities and performance are critical to the attainment of long-term goals. This award and similar awards are made on a selective basis and are, therefore, to be kept confidential. It is granted and subject to the terms and conditions of the WPX Energy, Inc. 2011 Incentive Plan, as amended from time to time, and the Nonqualified Stock Option Agreement.

If you have any questions about this award, you may contact a dedicated Fidelity Stock Plan Representative at 1-800-544-9354.

WPX ENERGY, INC.

2011 INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

This Nonqualified Stock Option Agreement (“Option Agreement”) contains the terms of the Option (as defined below) granted to you in this Option Agreement. Certain other terms of the Option are defined in the Plan (as defined below).

1. Stock Options. Subject to the terms of the WPX Energy, Inc. 2011 Incentive Plan or any successor plan, including any supplements or amendments and restatements to it (the “Plan”), you have been granted the right (“Option”) to purchase from the Company [Number of Shares Granted] shares of the Company’s Common Stock, par value $1 per share (the “Shares”) effective [Grant Date] (the “Effective Date”). Your Option is exercisable in whole or in part at the exercise price of [Grant Price] (the “Option Price”), the closing stock price on [Grant Date], and has an expiration date of [Expiration Date]. The Option will vest in one-third increments each year for three years on the anniversary date of the Effective Date beginning the year following the Effective Date and is exercisable at such times and during such periods as are set forth in this Option Agreement and the Plan.

2. Incorporation of Plan and Acceptance of Documents. The Plan applies as though it were included in this Option Agreement. Any capitalized word has a special meaning, which can be found either in the Plan or in this Option Agreement. You agree to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any questions arising under the Plan or this Option Agreement. You acknowledge that you have received a copy of, or have online access to, the Plan and hereby automatically accept the Option subject to all the terms and provisions of the Plan and this Option Agreement. You further acknowledge and agree that you have received a copy of, or that you have online access to, the prospectus and you hereby acknowledge your automatic acceptance and receipt of such prospectus electronically.

3. Exercise.

a)	Subject to section 3(b) below, and except as otherwise provided in this Option Agreement, you may exercise vested Options, in whole or in part, by delivering a notice of exercise to the Plan’s designated broker, showing the number of Shares for which the Option is being exercised, and providing payment in full for the Option Price. To give notice of exercise of an Option and receive instructions on payment of the Option Price, contact the Plan Administrator. If you have not signed and delivered this Option Agreement prior to submitting a notification of such election, submission of your notification of election shall constitute your agreement with the terms and conditions of this Option Agreement. Notwithstanding the preceding sentence, the Company reserves the right to require your signature to this Option Agreement prior to accepting a notification of election to exercise this Option in whole or in part.

b)	Your Options will be automatically exercised at the close of market on the final expiration date if your option price is at least [[xx]%][$[xx] per share below the closing stock price on such date.

4. Payment. You must pay the Option Price in full by any one or more of the following methods, subject to approval of the Committee in its sole discretion, (i) subject to applicable law, in cash through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom you have submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay the Option Price; (ii) in cash, by personal check or wire transfer; (iii) in Shares valued at their Fair Market Value on the date of exercise; (iv) withholding of Shares otherwise deliverable upon exercise valued at their Fair Market Value on the date of exercise; or (v) in any combination of the above methods. Certificates for any Shares used to pay the Option Price must be attested to in writing to the Company or delivered to the Company in negotiable form, duly endorsed in blank or with separate stock powers attached, and must be free and clear of all liens, encumbrances, claims and any other charges thereon of any kind.

5. Tax Withholding. Whenever any Options are exercised under the terms of this Option Agreement, the Company will not deliver your Shares unless you remit or, in appropriate cases, agree to remit when due the minimum amount necessary to satisfy all of the Company’s federal, state and local withholding tax requirements relating to your Option or the Shares. The Committee may require you to satisfy these minimum withholding tax obligations by any (or a combination) of the following means as determined by the Committee in its sole discretion: (i) a cash payment; (ii) withholding from compensation otherwise payable to you; (iii) authorizing the Company to withhold from the Shares otherwise deliverable to you as a result of the exercise of an Option, a number of Shares having a Fair Market Value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding obligation; or (iv) delivering to the Company unencumbered Mature Shares having a Fair Market Value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding obligation.

6.	Rights in the Event of Termination of Service.

(a) Rights in the Event of Termination of Service. If your service with the Company and its Affiliates is terminated for any reason other than death, retirement, Disability or for Cause as defined below, the Option, to the extent vested on the date of your termination, will remain exercisable for six months from the date of such termination (but may not be exercised later than the last day of the original Option Term).

(b) Rights in the Event of Death. If you die while in the service of the Company and its Affiliates, your Option will immediately vest and the Option shall remain exercisable for a period of five years from the date of your death (but may not be exercised later than the last day of the original Option Term) by the person who becomes entitled to exercise your Option after your death (whether by will or by the laws of descent and distribution, or by means of a written beneficiary designation you filed with the Stock Administration Department before your death).

(c) Rights in the Event of Retirement or Disability. If your service with the Company and its Affiliates is terminated for retirement (as defined below) or Disability (as defined below), your Option will immediately vest and the Option shall remain exercisable for five years from the date of your termination (but may not be exercised later than the last day of the original Option Term). The term “Disability” is defined in the Company’s long-term disability plan in which you participate or are eligible to participate, as determined by the Committee. Your service will “terminate for retirement” if your employment for the Company and its Affiliates is terminated prior to 2014 and after attaining age fifty-five (55) and completing at least three (3) years of service. In 2014 or thereafter, your service will “terminate for retirement” if your employment for the Company or any of its Affiliates is terminated after attaining age fifty-five (55) and completing at least five (5) years of continuous service.

(d) Rights in the Event of Termination for Cause. If your service for the Company or an Affiliate terminates for Cause (as defined under the Plan and set forth below), any Option exercisable on or before such termination shall remain exercisable for a period of 30 days from the date of such termination (but may not be exercised later than the last day of the original Option Term). As of the date of this Agreement, the Plan defines “Cause” as (i) your willful failure to substantially perform your duties, other than any such failure resulting from a Disability; or (ii) your gross negligence or willful misconduct which results in a significantly adverse effect upon the Company or an Affiliate; or (iii) your willful violation or disregard of the Company’s or an Affiliate’s code of business conduct or other published policy of the Company or an Affiliate; or (iv) your conviction of a crime involving an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to the Company or an Affiliate. The Company may change the definition of Cause under the Plan at any time.

7. Notices. All notices to the Company or to the Committee must be in writing and delivered by hand or by mail, addressed to WPX Energy, Inc., One Williams Center, Tulsa, Oklahoma 74172, Attention: Stock Administration Department. Notices become effective upon their receipt by the Company if delivered as described in this section. To give notice of exercise of an Option and receive instructions on payment of the Option Price, contact the Plan Administrator.

8. Securities Law Compliance. The Company may, without liability for its good faith actions, place legend restrictions upon Shares obtained by exercising this Option and issue “stop transfer” instructions requiring compliance with applicable securities laws and the terms of this Option.

9. No Right to Employment or Service. Nothing in the Option Agreement or the Plan shall interfere with or limit in any way the right of the Company or an Affiliate to terminate your employment or service at any time, nor confer upon you the right to continue in the employ of the Company and/or Affiliate.

10. Domestic Relations Orders. You hereby acknowledge that nothing in this Agreement shall be construed as requiring the Committee to allow a Domestic Relations Order with respect to this Option grant.

11. Tax Consultation. You understand you will incur tax consequences as a result of purchase or disposition of the Shares. You agree to consult with any tax consultants you think advisable in connection with the purchase of the Shares and acknowledge that you are not relying, and will not rely, on the Company for any tax advice.

WPX ENERGY, INC.

By
Ralph A. Hill
Chief Executive Officer

Name: [Participant Name]

SSN:     [Participant ID]